Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of JinkoSolar Holding Co., Ltd. of our report dated April 24, 2020 relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, which appears in JinkoSolar Holding Co., Ltd’s Annual Report on Form 20-F for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian LLP

PricewaterhouseCoopers Zhong Tian LLP

Shanghai, People’s Republic of China

December 16, 2020